Exhibit 99.1

Media Contact:	Investor Relations Contact:
Jeremy King	Dana Nolan
(205) 264-4551	(205) 264-7040

Consistent, Sustainable Performance. Regions reports second quarter 2023 earnings of $556 million, earnings per diluted share of $0.59
$2 billion in total revenue reflects 12 percent year-over-year growth.

BIRMINGHAM, Ala. - (BUSINESS WIRE) - July 21, 2023 - Regions Financial Corp. (NYSE:RF) today reported earnings for the second quarter ended June 30, 2023. The company reported second quarter net income available to common shareholders of $556 million and earnings per diluted share of $0.59. Compared to the second quarter of 2022, total revenue increased 12 percent to $2 billion on both a reported and adjusted basis(1) driven by growth in net interest income. Strong revenue growth contributed to a 6 percent increase in pre-tax pre-provision income(1) on a reported basis and 7 percent on an adjusted basis(1) compared to the second quarter of 2022.

"We are very pleased with our second quarter performance," said John Turner, President and CEO of Regions Financial Corp. "Our associates continue to execute our strategy and deliver excellent customer service, creating consistent, sustainable, long-term performance. This quarter, we were excited to announce the addition of Regions' Overdraft Grace feature, which complements the other enhancements we've introduced over the last two years and provides customers with more financial tools and flexibility. Reflecting the growth in our business, and underscoring our focus on capital allocation and sustainable shareholder returns, we are also pleased that our Board of Directors raised the quarterly common stock dividend by 20 percent to $0.24 per share at its most recent meeting. I am very proud of the work our Associates have done and believe we are well-positioned to deliver solid financial performance in any environment."

SUMMARY OF SECOND QUARTER 2023 RESULTS:

	Quarter Ended
(amounts in millions, except per share data)	6/30/2023	3/31/2023	6/30/2022
Net income	$581	$612	$583
Preferred dividends and other	25	24	25
Net income available to common shareholders	$556	$588	$558

Weighted-average diluted shares outstanding	939	942	940
Actual shares outstanding—end of period	939	935	934

Diluted earnings per common share	$0.59	$0.62	$0.59

Selected items impacting earnings:
Pre-tax adjusted items(1):
Adjustments to non-interest expense(1)	$(1)	$(2)	$6
Adjustments to non-interest income(1)	—	(1)	—
Total pre-tax adjusted items(1)	$(1)	$(3)	$6
Diluted EPS impact*	$—	$—	$—

Pre-tax additional selected items**:
Provision (in excess of) less than net charge-offs	$(37)	$(52)	$(22)
Capital markets income (loss) - CVA/DVA	(9)	(33)	20
Residential MSR net hedge performance	(4)	(3)	11
Incremental operational losses related to check fraud	(82)	—	—

*     Based on income taxes at an approximate 25% incremental rate.
**     Items impacting results or trends during the period, but are not considered non-GAAP adjustments.

Non-GAAP adjusted items(1) impacting the company's earnings are identified to assist investors in analyzing Regions' operating results on the same basis as that applied by management and provide a basis to predict future performance.

Total revenue

	Quarter Ended
($ amounts in millions)	6/30/2023	3/31/2023	6/30/2022	2Q23 vs. 1Q23		2Q23 vs. 2Q22
Net interest income	$1,381	$1,417	$1,108	$(36)	(2.5)%	$273	24.6%
Taxable equivalent adjustment	12	13	11	(1)	(7.7)%	1	9.1%
Net interest income, taxable equivalent basis	$1,393	$1,430	$1,119	$(37)	(2.6)%	$274	24.5%
Net interest margin (FTE)	4.04%	4.22%	3.06%

Non-interest income:
Service charges on deposit accounts	$152	$155	$165	(3)	(1.9)%	(13)	(7.9)%
Card and ATM fees	130	121	133	9	7.4%	(3)	(2.3)%
Wealth management income	110	112	102	(2)	(1.8)%	8	7.8%
Capital markets income	68	42	112	26	61.9%	(44)	(39.3)%
Mortgage income	26	24	47	2	8.3%	(21)	(44.7)%
Commercial credit fee income	28	26	23	2	7.7%	5	21.7%
Bank-owned life insurance	19	17	16	2	11.8%	3	18.8%
Securities gains (losses), net	—	(2)	—	2	100.0%	—	NM
Market value adjustments on employee benefit assets*	—	(1)	(17)	1	100.0%	17	100.0%
Other	43	40	59	3	7.5%	(16)	(27.1)%
Non-interest income	$576	$534	$640	$42	7.9%	$(64)	(10.0)%
Total revenue	$1,957	$1,951	$1,748	$6	0.3%	$209	12.0%

Adjusted total revenue (non-GAAP)(1)	$1,957	$1,952	$1,748	$5	0.3%	$209	12.0%

NM - Not Meaningful
* These market value adjustments relate to assets held for employee and director benefits that are offset within salaries and employee benefits and other non-interest expense.

Total revenue of approximately $2 billion remained relatively stable on both a reported and adjusted basis(1) compared to the first quarter of 2023. Consistent with the company's expectations, net interest income decreased during the quarter to $1.4 billion or 3 percent compared to the first quarter attributable to accelerating deposit and funding costs partially offset by higher market interest rates and the company's asset sensitive balance sheet. Total net interest margin decreased 18 basis points to 4.04 percent.

Non-interest income increased 8 percent on both a reported and adjusted basis(1) compared to the first quarter of 2023 primarily driven by increases in capital markets income and card and ATM fees. The increase in capital markets income was driven primarily by improvement in CVA/DVA valuation adjustments. Excluding the impact of CVA/DVA, capital markets income increased 3 percent as growth, primarily in real estate capital markets, was partially offset by declines in mergers and acquisitions, debt underwriting and loan syndication income. Card & ATM fees increased 7 percent driven primarily by seasonally higher transaction and spend volumes, as well as a card rewards liability adjustment in the prior quarter that did not repeat.

Non-interest expense

	Quarter Ended
($ amounts in millions)	6/30/2023	3/31/2023	6/30/2022	2Q23 vs. 1Q23		2Q23 vs. 2Q22
Salaries and employee benefits	$603	$616	$575	$(13)	(2.1)%	$28	4.9%
Equipment and software expense	101	102	97	(1)	(1.0)%	4	4.1%
Net occupancy expense	73	73	75	—	—%	(2)	(2.7)%
Outside services	42	39	38	3	7.7%	4	10.5%
Professional, legal and regulatory expenses	20	19	24	1	5.3%	(4)	(16.7)%
Marketing	26	27	22	(1)	(3.7)%	4	18.2%
FDIC insurance assessments	29	25	13	4	16.0%	16	123.1%
Credit/checkcard expenses	15	14	13	1	7.1%	2	15.4%
Operational losses	95	13	13	82	NM	82	NM
Branch consolidation, property and equipment charges	1	2	(6)	(1)	(50.0)%	7	116.7%
Visa class B shares expense	9	8	9	1	12.5%	—	—%
Other	97	89	75	8	9.0%	22	29.3%
Total non-interest expense	$1,111	$1,027	$948	$84	8.2%	$163	17.2%
Total adjusted non-interest expense(1)	$1,110	$1,025	$954	$85	8.3%	$156	16.4%

NM - Not Meaningful

Non-interest expense increased 8 percent on both a reported and adjusted basis(1) compared to the first quarter of 2023. Commensurate with trends experienced by banks across the industry, the increase in operational losses was attributable to a spike in check fraud. Importantly, the company has effective countermeasures in place, and losses have returned to normalized levels. Excluding the incremental increase in operational losses, non-interest expense remained relatively stable. FDIC insurance assessments increased 16 percent attributable to changes in various inputs including normalizing credit conditions and an increase in average assets. Partially offsetting these increases, salaries and benefits decreased 2 percent primarily due to a seasonal decrease in payroll taxes and lower benefit costs.

The company's second quarter efficiency ratio was 56.4 percent on both a reported and adjusted basis(1). The effective tax rate was 20.2 percent in the second quarter. Compared to the first quarter, the lower effective tax rate was attributable to deductions for equity compensation that occurred during the current quarter.

Loans and Leases

	Average Balances

($ amounts in millions)	2Q23	1Q23	2Q22	2Q23 vs. 1Q23		2Q23 vs. 2Q22
Commercial and industrial	$52,039	$51,158	$46,538	$881	1.7%	$5,501	11.8%
Commercial real estate—owner-occupied	5,197	5,305	5,477	(108)	(2.0)%	(280)	(5.1)%
Investor real estate	8,482	8,404	7,428	78	0.9%	1,054	14.2%
Business Lending	65,718	64,867	59,443	851	1.3%	6,275	10.6%
Residential first mortgage	19,427	18,957	17,569	470	2.5%	1,858	10.6%
Home equity	5,785	5,921	6,082	(136)	(2.3)%	(297)	(4.9)%
Consumer credit card	1,217	1,214	1,145	3	0.2%	72	6.3%
Other consumer—exit portfolios	450	527	836	(77)	(14.6)%	(386)	(46.2)%
Other consumer*	5,984	5,791	5,689	193	3.3%	295	5.2%
Consumer Lending	32,863	32,410	31,321	453	1.4%	1,542	4.9%
Total Loans	$98,581	$97,277	$90,764	$1,304	1.3%	$7,817	8.6%

NM - Not meaningful.
*     Other consumer loans includes EnerBank (Regions' point of sale home improvement portfolio).

Average loans and leases increased 1 percent compared to the prior quarter driven primarily by growth in commercial and industrial lending, investor real estate, residential first mortgages and EnerBank. Growth in average business lending was broad-based across the telecommunications, multifamily, and energy industries. Approximately 84 percent of this quarter's business loan growth was driven by existing clients accessing and expanding their credit lines. Commercial loan line utilization levels ended the quarter at approximately 43.5 percent, decreasing 20 basis points over the prior quarter, while line commitments grew approximately $1.5 billion during the quarter.
Deposits

	Average Balances

($ amounts in millions)	2Q23	1Q23	2Q22	2Q23 vs. 1Q23		2Q23 vs. 2Q22
Total interest-bearing deposits	$78,361	$79,450	$80,681	$(1,089)	(1.4)%	$(2,320)	(2.9)%
Non-interest-bearing deposits	47,178	49,592	58,911	(2,414)	(4.9)%	(11,733)	(19.9)%
Total Deposits	$125,539	$129,042	$139,592	$(3,503)	(2.7)%	$(14,053)	(10.1)%

($ amounts in millions)	2Q23	1Q23	2Q22	2Q23 vs. 1Q23		2Q23 vs. 2Q22
Consumer Bank Segment	$80,999	$82,200	$85,224	$(1,201)	(1.5)%	$(4,225)	(5.0)%
Corporate Bank Segment	34,860	36,273	41,920	(1,413)	(3.9)%	(7,060)	(16.8)%
Wealth Management Segment	7,470	8,463	10,020	(993)	(11.7)%	(2,550)	(25.4)%
Other	2,210	2,106	2,428	104	4.9%	(218)	(9.0)%
Total Deposits	$125,539	$129,042	$139,592	$(3,503)	(2.7)%	$(14,053)	(10.1)%

	Ending Balances as of
				6/30/2023		6/30/2023
($ amounts in millions)	6/30/2023	3/31/2023	6/30/2022	vs. 3/31/2023		vs. 6/30/2022
Consumer Bank Segment	$81,554	$83,296	$84,987	$(1,742)	(2.1)%	$(3,433)	(4.0)%
Corporate Bank Segment	35,332	35,185	41,456	147	0.4%	(6,124)	(14.8)%
Wealth Management Segment	7,176	7,941	9,489	(765)	(9.6)%	(2,313)	(24.4)%
Other	2,897	2,038	2,331	859	42.1%	566	24.3%
Total Deposits	$126,959	$128,460	$138,263	$(1,501)	(1.2)%	$(11,304)	(8.2)%

Consistent with the company's expectations, total ending deposits declined approximately 1 percent, while total average deposit balances decreased approximately 3 percent in the second quarter of 2023 compared to the first quarter of 2023. Following primarily seasonal tax payment patterns, average Consumer and Wealth Management deposits declined 1 percent and 12 percent, respectively, while average Corporate deposits declined 4 percent.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	6/30/2023	3/31/2023	6/30/2022
Allowance for credit losses (ACL) at period end	$1,633	$1,596	$1,514
ACL/Loans, net	1.65%	1.63%	1.62%
ALL/Loans, net	1.53%	1.50%	1.52%
Allowance for credit losses to non-performing loans, excluding loans held for sale	332%	288%	410%
Allowance for loan losses to non-performing loans, excluding loans held for sale	308%	266%	386%
Provision for credit losses	$118	$135	$60
Net loans charged-off	$81	$83	$38
Net loans charged-off as a % of average loans, annualized	0.33%	0.35%	0.17%
Non-performing loans, excluding loans held for sale/Loans, net	0.50%	0.56%	0.39%
NPAs (ex. 90+ past due)/Loans, foreclosed properties, and non-performing loans held for sale	0.51%	0.58%	0.41%
NPAs (inc. 90+ past due)/Loans, foreclosed properties, and non-performing loans held for sale*	0.64%	0.71%	0.52%
Total Criticized Loans—Business Services**	$4,039	$3,725	$2,310
* Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
** Business services represents the combined total of commercial and investor real estate loans.

Overall asset quality continued to normalize during the quarter. Business services criticized loans and total delinquencies increased 8 percent and 7 percent, respectively, while non-performing loans decreased 11 percent. Total net charge-offs for the quarter were $81 million, or 33 basis points of average loans, and provision expense totaled $118 million.

The increase to the allowance for credit losses compared to the first quarter was attributable primarily to continued credit normalization, economic outlook changes, and loan growth.

The allowance for credit loss ratio increased 2 basis points to 1.65 percent of total loans, and the allowance as a percentage of nonperforming loans increased to 332 percent.

Capital and liquidity

	As of and for Quarter Ended
	6/30/2023	3/31/2023	6/30/2022
Common Equity Tier 1 ratio(2)	10.1%	9.9%	9.2%
Tier 1 capital ratio(2)	11.4%	11.2%	10.6%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	6.09%	6.31%	5.76%
Tangible common book value per share (non-GAAP)(1)*	$9.72	$10.01	$9.55
Loans, net of unearned income, to total deposits	78.1%	76.3%	67.6%
* Tangible common book value per share includes the impact of quarterly earnings and changes to market value adjustments within accumulated other comprehensive income, as well as continued capital returns.
Regions maintains a solid capital position with estimated capital ratios remaining well above current regulatory requirements. The Common Equity Tier 1(2) and Tier 1(2) ratios were estimated at 10.1 percent and 11.4 percent, respectively, at quarter-end.

As a Category IV bank, Regions did not participate in this year's supervisory capital stress test; however, the company did receive its preliminary Stress Capital Buffer reflecting planned capital changes including plans to increase its common stock dividend. From the fourth quarter of 2023 through the third quarter of 2024, the company's preliminary Stress Capital Buffer will remain at 2.5 percent.

During the second quarter, the company declared $187 million in dividends to common shareholders and did not repurchase any shares of Regions' common stock. Earlier this week, the Board of Directors declared a quarterly common stock dividend of $0.24 per share, a 20 percent increase over the second quarter. This increase is in addition to the 18 percent increase last year, representing two consecutive years of robust dividend growth well supported by underlying financial performance.

The company's liquidity position also remains robust as of June 30, 2023, with total available liquidity of approximately $53 billion, which includes cash held at the Federal Reserve, FHLB borrowing capacity, unencumbered securities, borrowing capacity at the Federal Reserve's discount window, and the Federal Reserve's Bank Term Lending Plan facility. The loan-to-deposit ratio totaled 78 percent at the end of the quarter.

(1)Non-GAAP; refer to pages 12, 16, 17, 18 and 20 of the financial supplement to this earnings release for reconciliations.
(2)Current quarter Common Equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
In addition to the live audio webcast at 10 a.m. ET on July 21, 2023, an archived recording of the webcast will be available at the Investor Relations page of www.ir.regions.com following the live event.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $156 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates more than 1,250 banking offices and more than 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The words “future,” “anticipates,” “assumes,” “intends,” “plans,” “seeks,” “believes,” “predicts,” “potential,” “objectives,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “would,” “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements. Forward-looking statements are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below:
•Current and future economic and market conditions in the United States generally or in the communities we serve (in particular the Southeastern United States), including the effects of possible declines in property values, increases in interest rates and unemployment rates, inflation, financial market disruptions and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.
•Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our businesses and our financial results and conditions.
•Changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.
•Volatility and uncertainty related to inflation and the effects of inflation, which may lead to increased costs for businesses and consumers and potentially contribute to poor business and economic conditions generally.
•The impact of pandemics, including the COVID-19 pandemic, on our businesses, operations, and financial results and conditions. The duration and severity of any pandemic could disrupt the global economy, adversely affect our capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase our allowance for credit losses, impair collateral values, and result in lost revenue or additional expenses.
•Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in tax law, adverse changes in the economic environment, declining operations of the reporting unit or other factors.
•The effect of new tax legislation and/or interpretation of existing tax law, which may impact our earnings, capital ratios, and our ability to return capital to shareholders.
•Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.
•Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, credit loss provisions or actual credit losses where our allowance for credit losses may not be adequate to cover our eventual losses.
•Possible acceleration of prepayments on mortgage-backed securities due to declining interest rates, and the related acceleration of premium amortization on those securities.
•Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.
•Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.
•Rising interest rates could negatively impact the value of our portfolio of investment securities.
•The loss of value of our investment portfolio could negatively impact market perceptions of us.
•The effects of social media on market perceptions of us and banks generally.

•Volatility in the financial services industry (including failures or rumors of failures of other depository institutions), along with actions taken by governmental agencies to address such turmoil, could affect the ability of depository institutions, including us, to attract and retain depositors and to borrow or raise capital.
•Our ability to effectively compete with other traditional and non-traditional financial services companies, including fintechs, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are.
•Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue.
•Our inability to keep pace with technological changes, including those related to the offering of digital banking and financial services, could result in losing business to competitors.
•Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, such as special FDIC assessments, any new long-term debt requirements, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, including as a result of the changes in U.S. presidential administration, control of the U.S. Congress, and changes in personnel at the bank regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.
•Our capital actions, including dividend payments, common stock repurchases, or redemptions of preferred stock, must not cause us to fall below minimum capital ratio requirements, with applicable buffers taken into account, and must comply with other requirements and restrictions under law or imposed by our regulators, which may impact our ability to return capital to shareholders.
•Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance of such tests and requirements.
•Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition and market perceptions of us could be negatively impacted.
•The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.
•The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.
•Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our businesses.
•Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and nonfinancial benefits relating to our strategic initiatives.
•The risks and uncertainties related to our acquisition or divestiture of businesses and risks related to such acquisitions, including that the expected synergies, cost savings and other financial or other benefits may not be realized within expected timeframes, or might be less than projected; and difficulties in integrating acquired businesses.
•The success of our marketing efforts in attracting and retaining customers.
•Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.
•Fraud or misconduct by our customers, employees or business partners.
•Any inaccurate or incomplete information provided to us by our customers or counterparties.
•Inability of our framework to manage risks associated with our businesses, such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively.
•Our ability to identify and address operational risks associated with the introduction of or changes to products, services, or delivery platforms.
•Dependence on key suppliers or vendors to obtain equipment and other supplies for our businesses on acceptable terms.
•The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.
•The effects of geopolitical instability, including wars, conflicts, civil unrest, and terrorist attacks and the potential impact, directly or indirectly, on our businesses.
•The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage (specifically in the Southeastern United States), which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and frequency of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change.
•Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.
•Our ability to identify and address cyber-security risks such as data security breaches, malware, ransomware, “denial of service” attacks, “hacking” and identity theft, including account take-overs, a failure of which could disrupt our businesses and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation.
•Our ability to achieve our expense management initiatives.
•Market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, derivative products, debt obligations, deposits, investments, and loans.
•Possible downgrades in our credit ratings or outlook could, among other negative impacts, increase the costs of funding from capital markets.
•The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.
•The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses.
•Our ability to receive dividends from our subsidiaries, in particular Regions Bank, could affect our liquidity and ability to pay dividends to shareholders.
•Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect.
•Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated.
•The effects of anti-takeover laws and exclusive forum provision in our certificate of incorporation and bylaws.
•The effects of any damage to our reputation resulting from developments related to any of the items identified above.
•Other risks identified from time to time in reports that we file with the SEC.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” in Regions’ Annual Report on Form 10-K for the year ended December 31, 2022 and in Regions’ subsequent filings with the SEC.

You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.

Use of non-GAAP financial measures
Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the adjusted efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the adjusted fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the adjusted fee income and adjusted efficiency ratios. Net loan charge-offs (GAAP) are presented excluding adjustments to arrive at adjusted net loan-charge offs (non-GAAP). Adjusted net loan charge-offs as a percentage of average loans (non-GAAP) are calculated as adjusted net loan charge-offs (non-GAAP) divided by average loans (GAAP) and annualized. Regions believes that the exclusion of these adjustments provides a meaningful basis for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting

•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance
•Metrics for incentive compensation

Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Jeremy King at (205) 264-4551.